PLAYNET, INC.
Home of CRS Development Studios
www.playnet.com

September 8, 2008

LETTER OF AGREEMENT

BETWEEN

Far Vista Interactive Corporation               And                   Playnet, Inc.
365 Simon Fraser                                                                        1901 Central Drive1901 Central Drive, 400
Saskatoon, Saskatchewan                                                          Suite 400
Canada, S7H 3T5                                                                        Bedford, Texas 76021 USABedford, TexasUSA 76021
 USA 76021

Background

Playnet, Inc., a Texas-based corporation, in commercial operation since April 1999, specializes in developing Massively Multiplayer Online Games (MMOGs) and the technologies and services required to commercially operate them in the online sector of the video games industry.

Playnet‘s proprietary back-end/back-office systems provide a robust and flexible platform for fast, safe customer data recording and tracking with powerful administration tools and flexible billing services.  Playnet is partnered with Bibit Global Payment Services, a leading service provider of real-time multi-channel, multi-currency payments.  Coupled with Playnet’s MMOG operations platform, the package delivers a comprehensive accounts administration and billing solution for independent game developers looking for a quicker and less expensive way to support their online games’ business operations.

Far Vista Interactive, a dynamic online entertainment company in Saskatchewan and listed on the NASDAQ Bulletin Board, has developed the online Tournament First Person Shooter “Run the Gauntlet”, a continual, pay-to-play online computer game tournament using Epic’s Unreal 3 game engine and Playnet’s back-end office system for administration and billing services.

Far Vista’s innovate and unique approach in its art and programming has resulted in a game considered, by many gamers who have tested it, to be “an enjoyable, creative, leading-edge and appealing, multi-player arena first person shooter combat game for adults.” By combining the strengths of its partners with its own capabilities, Far Vista has created a game experience where players of all skill levels can enjoy the opportunity to compete on a worldwide stage and proclaim, “Everything else is just a game!”

 1901 Central Drive, Suite 400    Bedford, TX USA 76021    Phone:  (817) 358-7580    Fax:  (817) 358-7585
©2000-2008 Playnet, Inc. All rights reserved

Letter of Agreement

Playnet Inc. (Playnet) and Far Vista Interactive (Far Vista) wish to enter into a licensing  agreement in which Playnet will provide end user account, administration, billing and reporting services by way of licensing it proprietary software applications and rights to access and modify it’s applications to Far Vista.  In exchange, Far Vista will pay an annual licensing fee plus a percentage of gross revenue derived from the operations of their game, ‘Gauntlet’ to Playnet.

This letter of agreement outlines the terms, deliverables and fees related to a formal licensing agreement, which will be negotiated and agreed to by both parties at a later date.

Licensing Agreement – Proposed Terms & Conditions

1.0 Term- The agreement has a term of 12-months with an automatic 12-month renewal unless either party canceled with notice.

2.0 Definition of Software Applications-

CORE BILLING- Playnet will license to FAR VISTA INTERACTIVE access to core billing components which provide payment processing for various cards and offline payment services serving both domestic and international customers.

CORE ADMINISTRATION- Playnet will license to FAR VISTA INTERACTIVE access and ability to create new/edited/duplicate administrative tools through database scripts and web pages. Collectively these tools provide capabilities in key areas:

a)	Creation/Modification of user accounts

b)	Creation/Modification of billing events such as mailings and automated account status changes.

c)	Creation/Modification of content associated with billing events and account status changes.

d)	Access to interface from both BILLING and ADMINISTRATION for purpose of authentication (game servers)

3.0 Development Services- Playnet agrees to further develop its CORE BILLING and CORE ADMINISTRATIVE applications in order to provide methods for a new type of transaction and virtual currency as specified by FAR VISTA

INTERACTIVE (token system). This will also provide methods for crediting and debiting end user virtual and real money accounts. The costs for developing these billing/account features will be absorbed by Playnet as part of the licensing agreement. These development services are restricted to this project task. Other development of administrative tools and end user applications (web) are not included nor bid on. All modifications, versions and/or upgrades to Playnet’s software shall remain the sole property of Playnet.

4.0 Support Services- Playnet will provide development support services to FAR VISTA INTERACTIVE and its development team in so far that FAR VISTA INTERACTIVE will be custom developing new administrative tools based on Playnet's software as well as creating custom web applications for both administrative and end user environments. The costs for providing this support will be absorbed by Playnet as part of the licensing agreement and annual maintenance license.

5.0 Billing Transaction Services- Playnet will provide billing transaction services through Bibit Global Payment Solutions with all the available capabilities, reporting and settlement services as provided

6.0 Fees- The licensing fee will be $125,000USD for the first year with an annual maintenance license of $25,000USD payable on the first month of each successive one-year term. Playnet will require 50% of the initial $125,000 upon execution of the agreement ($62,500) with the remaining 50% payable six months later. In exchange for providing interface applications, administrative services and reporting to FAR VISTA INTERACTIVE, 5% of all gross revenues earned from FAR VISTA INTERACTIVE products/services through Playnet's CORE BILLING services will be paid to Playnet. This service fee will be payable to Playnet monthly, in arrears.

PLAYNET and FAR VISTA have executed this Memorandum as of the last date as written following the signatures below to preserve a record of what has been verbally discussed between the parties until now.  PLAYNET and FAR VISTA intend to replace this Memorandum with a Final Licensing Agreement as soon as possible.

FAR VISTAPLAYNET, INC.

By:/s/ Richard Buckley                                                                                     By: /s/ Jim Mesteller
Name: Richard Buckley                                                                                Name: Jim Mesteller
Title: President & CEO                                  Title:  President & CEO

Date: October 27, 2008                              Date: October 27, 2008

Email: richard.buckley@shaw.ca                        Email: mestell@playnet.com